VIEW ONLY REPOSITORY USER AGREEMENT ("User Agreement")
The undersigned user ("User") wishes to participate in one or more services or systems to be operated by DTCC Data Repository (U.S.) LLC, a New York limited liability company (the "Repository"). By signing this User Agreement, effective as of the date entered below (the "Effective Date") each of User and the Repository agrees to be bound by the Rulebook of the Repository, the Operating Procedures and the Applicable Publications (as defined in the Operating Procedures (e.g., message formats and messaging processes, procedures for use of the Web Front End, publications of security arrangements, publications of further specifications for Services, Important Notices)) issued thereunder, as each may be amended, supplemented or modified from time to time (the "Operating Procedures") with respect to the services or systems provided or operated by the Repository.
The User hereby acknowledges receipt of the most current version, as of the Effective Date, of the Operating Procedures, Rulebook and DDR Disclosure Document.
This User Agreement and the Operating Procedures, to the extent that they govern or relate to the relationship between the undersigned and the Repository, will be governed by the law of the State of New York, without regard to the conflicts of law provisions thereof.
View only access will be granted only where you are named as the legal entity (as provided) in the trade party field or in the execution agent field.

Legal Entity Name:
[Print the name of the company]

Legal Entity Identifier(s) ("LEI"):

with an address at

[Insert address]
By:
[Signature]
Name:
Title:

DTCC Data Repository (U.S.) LLC
By:
      [Signature]
Name:

Title:

Effective Date: __________